EXHIBIT 10(O)

                        LETTER OF UNDERSTANDING, DATED
                          OCTOBER 11, 1993, REGARDING

                            TERMS OF EMPLOYMENT OF
                       LISLE J. SMITH BY THE REGISTRANT

                                              October 11, 1993

Lisle Smith

Dear Lisle:

I am pleased to extend an offer of employment as Vice President, Administration & Planning. In this initial position, you will report to me and be responsible for planning the integration of Scott and Sierra administrative processes. This offer is contingent upon the completion of the acquisition of the Grace Sierra business by The Scotts Company or a subsidiary.

Scott's total performance pay program includes base salary, annual incentive and long term incentive. Your total 1994 program is valued at $220,000. This letter will outline your participation in the various components of the plan.

Your initial base salary is $112,000. On your regular review date, your salary will increase to $130,000. You will be a participant in the Executive Annual Incentive Plan initially eligible for a performance bonus of 50% of base salary should the company achieve its objective and you successfully meet your individual goals. The ability to earn bonus beyond 50% is available. (Plan document attached.)

In addition, as a member of the Executive Team, you would be included in the Long Term Incentive Plan (LTIP - copy attached) which provides generous opportunity for stock ownership and capital accumulation. This program is divided into two parts: stock option grants and performance shares. Your 1994 grant of stock options would be 2,200 and will be priced at Fair Market Value on the date that you commence employment.

Performance Shares are granted annually for three year cycles and must be earned through achievement of ROE and revenue growth goals. Before the beginning of each three year cycle, you must elect to receive any earned award in either shares, stock options or the cash equivalent. Your normal 1994-1996 performance period share grant target would be $12,500 divided by the FMV of Scott stock on the date you commence employment. However, to get the performance share plan started (for the first performance cycle 1994-1996), we will provide a special incentive in the form of a one time grant of performance shares. This grant will be equal to three times the annual target grant and has been prorated for a value of $12,500/year for the performance periods ending September 30, 1994, 1995 and 1996 respectively. Again, the number of shares will be determined by the FMV on the date you commence employment. The shares are subject to the normal LTIP policy except that, as indicated, they will vest and mature 33% over each of the next three years.

Lisle Smith
October 11, 1993

Page 2

When you relocate to the Columbus-Marysville area, you would be entitled to a bonus of $10,000 and 5,000 stock options. The cash payment is in recognition of the respective housing market conditions. The stock options will vest 1/3 on date of relocation, 1/3 after 1 year's employment with Scott and 1/3 after 2 years' employment. The options, exercisable for up to ten years, will be priced at the Fair Market Value on the date of grant. The options are subject to the terms and conditions of the Stock Option Plan (Additional information will be provided at a later date) except for the accelerated vesting schedule defined in this paragraph.

This offer is subject to approval of the Compensation Committee of the Company's Board of Directors.

Scotts also provides its corporate officers with the services of a personal financial planner. The Ayco Corporation has been retained for this purpose. The value of this benefit will be reflected in your W-2.

You would be eligible for inclusion in Scott's benefit programs which are outlined in the Associate Information Guide. Specific booklets describing the following benefits are included with this letter: Medical Coverage, Dental Coverage, Profit Sharing, Pension, Excess Benefit Plan, Group Universal Life, Long Term Disability Coverage and Supplemental Long Term Disability Coverage. Scott also offers a Health Maintenance Organization. The Scott medical plan contains a pre-existing condition clause which does not cover any condition on which treatment was provided during the three months preceding employment. This restriction becomes inoperative at the earlier of a period of three consecutive months without treatment or 12 months of employment. For the purposes of benefit eligibility only, Scott will recognize prior continuous service with Grace-Sierra, Sierra and/or Grace.

Scott would relocate you and your family from the Milpitas area to the Columbus-Marysville area under the terms of the Scott Relocation Policy, a copy of which is enclosed. Bob Stern will coordinate these details with you.

In recognition of Scott's strong desire to have you join the company, and the need for you to relocate, Scott will provide an employment security period of 24 months from the date you join the company. The program will work as follows:

      - During the first 12 months of employment, if either party severed the employment relationship for any reason other than for cause, you would be entitled to one year's base salary as severance pay. In addition, the company would pay your moving expenses back to your point of origin.

      - During the second 12 month period, if the company severed the employment relationship without cause, you would be entitled to one year's base salary as severance pay.

After two years of employment with Scotts, you would be entitled to severance under the terms of the Scott termination policy for associates at your level.

Lisle, it is with great pleasure that this offer is extended to you. Your addition to the company will continue to solidify the direction of this team effort to drive the business forward. As a key player in our organization, all of us at Scotts will extend our resources in support of your efforts. We truly look forward to your joining the Scott family.

Sincerely,

/s/ for Ted Host
     by Robert A. Stern

Theodore J. Host
President & COO

Enclosures

                                       Accepted
                                       Lisle J. Smith
                                       11/10/93